UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to SECTION 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2021

Blackstone Private Credit Fund

(Exact name of registrant as specified in its charter)

Delaware	814-01358	84-7071531
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Park Avenue, 31st Floor New York, NY		10154
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 503-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b–2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry Into a Material Definitive Agreement.

BNPP Credit Facility

On March 15, 2021, BCRED Bard Peak Funding LLC (“Bard Peak”), a wholly-owned subsidiary of Blackstone Private Credit Fund (the “Fund”), entered into a senior secured revolving credit facility (the “Revolving Credit Facility”) with BNP Paribas (“BNPP”). BNPP serves as administrative agent, Wells Fargo Bank, National Association, serves as collateral agent, and the Fund serves as servicer under the Revolving Credit Facility.

Advances under the Revolving Credit Facility initially bear interest at a per annum rate equal to the three-month London Interbank Offered Rate in effect, plus an applicable margin of 1.55% to 2.15% per annum depending on the nature of the advances being requested under the Facility. After the expiration of a three-year reinvestment period, the applicable margin on all outstanding advances will be 3.15% per annum.

The initial principal amount of the commitments under the Revolving Credit Facility is $600 million. Proceeds from borrowings under the Revolving Credit Facility may be used to fund portfolio investments by Bard Peak and to make advances under delayed draw term loans and revolving loans where Bard Peak is a lender. All amounts outstanding under the Revolving Credit Facility must be repaid by the date that is five years after the closing date of the Revolving Credit Facility.

Bard Peak’s obligations to the lenders under the Revolving Credit Facility are secured by a first priority security interest in all of Bard Peak’s portfolio investments and cash. The obligations of Bard Peak under the Revolving Credit Facility are non-recourse to the Fund, and the Fund’s exposure under the Revolving Credit Facility is limited to the value of the Fund’s investment in Bard Peak.

In connection with the Revolving Credit Facility, Bard Peak has made certain customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. The Revolving Credit Facility contains customary events of default for similar financing transactions, including if a change of control of Bard Peak occurs. Upon the occurrence and during the continuation of an event of default, BNPP may declare the outstanding advances and all other obligations under the Revolving Credit Facility immediately due and payable. The occurrence of an event of default (as described above) triggers a requirement that Bard Peak obtain the consent of BNPP prior to entering into any sale or disposition with respect to portfolio investments.

On March 15, 2021, concurrent with the closing of the Revolving Credit Facility, Maple Park CLO, Ltd. (“Maple Park”), a subsidiary of the Fund holding primarily broadly syndicated loans, merged with and into Bard Peak (the “Merger”) pursuant to an Agreement and Plan of Merger, with Bard Peak the surviving entity of the Merger.

Upon consummation of the Merger, Bard Peak used the proceeds of borrowings under the Revolving Credit Facility to repay in full all outstanding indebtedness under the Credit Agreement, dated as of November 3, 2020, by and among BNPP, as a lender, the other lenders from time to time a party thereto, Bard Peak (as successor by merger to Maple Park), as borrower, BNPP, as administrative agent, Blackstone Liquid Credit Strategies LLC, as collateral manager, and the subordinated noteholders party thereto; and to redeem in full all outstanding subordinated notes issued under the Indenture, dated as of November 3, 2020, by and between Bard Peak (as successor by merger to Maple Park), as issuer, and Wells Fargo Bank, National Association, as trustee.

The foregoing description is only a summary of the material provisions of the Revolving Credit Facility and is qualified in its entirety by reference to a copy of the Revolving Credit Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Amendment to Citi Credit Facility

On March 15, 2021, the Fund and BCRED Castle Peak Funding LLC, a wholly-owned subsidiary of the Fund (“Castle Peak”), entered into Amendment No. 1 (the “First Amendment”) to the Credit and Security Agreement (the “Credit Agreement”), dated January 8, 2021, by and among Castle Peak, as borrower, the Fund, as collateral manager, Citibank, N.A., as administrative agent, Wilmington Trust, National Association, as collateral agent and collateral custodian, and each of the lenders from time to time party thereto. The First Amendment provides for, among other things, an upsize of the aggregate principal amount of the revolving credit commitments under the Credit Agreement from $200 million to $800 million.

The foregoing description is only a summary of the material provisions of the First Amendment and is qualified in its entirety by reference to a copy of the First Amendment, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibit

Exhibit No.	Description

10.1	Revolving Credit and Security Agreement, dated as of March 15, 2021, by and among BCRED Bard Peak Funding LLC, BNP Paribas as administrative agent, Wells Fargo Bank, National Association as collateral agent and Blackstone Private Credit Fund as servicer and equityholder.

10.2	First Amendment to Credit and Security Agreement, dated as of January 8, 2021, by and between BCRED Castle Peak Funding LLC , a subsidiary of Blackstone Private Credit Fund, with Citibank, N.A., as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSTONE PRIVATE CREDIT FUND

Date: March 18, 2021	By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Chief Compliance Officer, Chief Legal Officer and Secretary

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